EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Helix Energy Solutions Group, Inc.’s Registration Statement Nos. 333-202528, 333-179937, 333-103451, 333-210114, and 333-214259 on Form S-3 and in Registration Statement Nos. 333-183532, 333-126248, and 333-58817 on Form S-8 of our report dated February 12, 2016, relating to the financial statements of Independence Hub, LLC for the year ended December 31, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Independence Hub, LLC’s Members’ having guaranteed their commitment to Independence Hub, LLC to provide the necessary level of financial support to enable Independence Hub, LLC to pay its obligations as they become due), appearing in this Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas
February 23, 2018